Exhibit 4.8(b)

EXECUTION COPY:

* Indicates where text has been omitted pursuant to a request for confidential treatment.  The omitted text has been filed separately with the Securities and Exchange Commission.

RESORT MANAGEMENT AGREEMENT

ATLANTIS, PALM ISLAND

between

KERZNER NAKHEEL LIMITED

and

KERZNER INTERNATIONAL MANAGEMENT FZ-LLC

Dated as of 5th May, 2004

TABLE OF CONTENTS

Article

1.	Interpretation; Definitions		6

2.	Appointment; Delegation of Authority, Standard of Care		10

	2.1	Appointment	10

	2.2	Delegation of Authority	10

	2.3	Standard of Care	11

3.	Term; Renewals		11

	3.1	Term	11

	3.2	Renewal	11

4.	Preopening Activities		11

	4.1	Preopening Services	11

	4.2	Costs and Expenses	12

	4.3	Funding of Preopening Expenses	13

5.	Management of the Resort		13

	5.1	Manager’s Obligations	13

	5.2	Owner’s Obligations	16

	5.3	Annual Operating Budget	18

	5.4	Capital Budgets	20

	5.5	Special Provisions Regarding Finance and Accounting	22

6.	Entrenchment Provisions		24

7.	Management Fees and Reimbursables		25

	7.1	Management Fees	25

	7.2	Payment of Fees	25

	7.3	Reimbursement of Expenses	26

8.	Insurance		27

	8.1	Procurement of Insurance	27

	8.2	Insurance Policy Endorsements	28

	8.3	Insurance Certificates	28

9.	Resort Employees		28

	9.1	Resort Employees	28

	9.2	Hiring; Retention	28

	9.3	Resort Employee Costs	29

	9.4	Work Visas; Permits	29

	9.5	Employee Perks	29

	9.6	Termination of Employees	29

10.	Right to Inspect		30

11.	Damage and Destruction		30

	11.1	Damage	30

	11.2	Manager’s Right to Reconstruct	30

	11.3	Retention of Construction Manager	30

	11.4	Destruction	30

12.	Alterations and Improvements		31

13.	Intellectual Property		31

	13.1	Trade Name	31

	13.2	Management and Marketing Information	32

14.	Assignment		32

	14.1	Manager’s Assignment	32

	14.2	Owner’s Consent Rights	32

	14.3	Owner’s Assignment	33

	14.4	Successors and Assigns	33

15.	Claims and Liability		33

	15.1	Claims and Liability	33

	15.2	No Representation or Warranty	33

	15.3	Insurance Coverage	33

	15.4	Survival	34

16.	Applicable Law; Arbitration; Performance During Disputes		34

	16.1	Governing Law; Jurisdiction	34

	16.2	Arbitration	34

	16.3	Performance During Disputes	35

17.	Termination		35

	17.1	Owner’s Termination Rights	35

	17.2	Manager’s Termination Rights	35

18.	Force Majeure		36

19.	Notices		37

20.	Miscellaneous		38

	20.1	Entire Agreement; Authorization	38

	20.2	Interest	38

	20.3	No Waivers; Amendments	38

	20.4	Funding of Owner Accounts	39

	20.5	Manager’s Right to Request Instructions	39

	20.6	Independent Contractors	39

	20.7	Conflicts	39

	20.8	Severability	39

	20.9	Confidentiality	39

	20.10	Counterparts	40

	20.11	No Third Party Beneficiaries	40

	20.12	Expenses	40

	20.13	Agent for Service	40

RESORT MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of the day of May, 2004 (the “Effective Date”).

BETWEEN:

KERZNER NAKHEEL LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Trident Trust Company, Trident Chambers, Wickhams Cay, P.O. Box 146, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Owner”), and

KERZNER INTERNATIONAL MANAGEMENT FZ LLC, a Free Zone Limited Liability Company incorporated in Dubai Technology and Media Free Zone and having its registered office at Boutique No. 14, Dubai Technology and Media Free Zone, Dubai, United Arab Emirates (hereinafter referred to as the “Manager”).

RECITALS:

WHEREAS:

A.    Manager is knowledgeable and experienced in managing and promoting hotels and resorts, and has (and/or its Affiliates have) performed such services throughout the world;

B.    The Owner is developing an international luxury resort hotel expected to comprise of approximately 2,000 rooms and related facilities including an extensive water-theme park located on The Palm Jumeirah, Dubai, United Arab Emirates and to be named Atlantis, The Palm (the “Resort,” as further defined in Section 1.2); and

C.    The Resort is located on certain parcels of land more particularly described in Exhibit A, attached hereto and made a part hereof (the “Resort Site,” as further defined in Section 1.2).

D.    The Owner and Manager wish to enter into this Agreement pursuant to which the Owner appoints the Manager to manage and conduct the business of the Resort, and Manager accepts such appointment on the terms and conditions herein contained.

AGREEMENTS

In consideration of the mutual promises, covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION AND DEFINITIONS

Interpretation.

1.1           In this Agreement:

(a)           the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by such words;

(b)           Article headings and any Table of Contents are for convenience and shall not be used in its interpretation;

(c)           unless the context clearly indicates a contrary intention, any expression which denotes –

(i)            any gender includes the other genders;

(ii)           a natural “Person” includes an artificial person and vice versa;

(iii)          the singular includes the plural and vice versa;

Definitions

1.2           Capitalized terms in this Agreement shall have the meanings set forth below:

“Adjusted Profits” shall mean the earnings of the Business calculated in accordance with GAAP plus any interest or amortization payments.

“Affiliate” shall mean, as to a party, any corporation or other entity or person controlled by, under common control with, or which controls, directly or indirectly, such party.  For the purposes hereof, “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of the person in question.

“Annual Operating Budget” shall mean the annual operating budget of the Business for each Fiscal Year finally adopted by the parties in accordance with Section 5.3 of this Agreement.

“Base Management Fee” has the meaning set forth in Section 7.1.

“Business” shall mean the business of the Resort, including the operation of any and all hotel rooms, restaurants, bars, convention and meeting facilities, entertainment venues, golf courses and other sporting facilities, parking facilities, retail outlets and any other ancillary amenities and facilities conducted at the Resort or located on the Resort Site during the Term.

“Capital Budget” shall mean the annual capital budget of the Business for each Fiscal Year finally adopted by the parties in accordance with Section 5.4 of this Agreement.

“CPI Index” shall mean the consumer prices index as published by the Dubai Chamber of Commerce and Industry or, if the foregoing index shall no longer be published, any index of the value of the United States of American dollar or its purchasing power in the United States of America as shall be published by the Department of Labor of the United States of America, or any other independent third party, as shall be selected by the parties.

“Emergency Situation” shall have the meaning set forth in Section 5.4(b).

“Environmental Laws” shall have the meaning set forth in Section 5.2(g).

“FF&E” shall have the meaning set forth in Section 4.1(d).

“Fiscal Year” shall mean each of the Business’s financial years, which shall commence on January 1st and end on December 31st.

“Funds Request” shall have the meaning set forth in Section 5.5.

“Gross Revenues” shall mean any and all revenues directly or indirectly received by, accrued to or derived from the operation of the Business including all income and proceeds of sales of every kind (whether in cash or on credit) including hotel revenue, room service, catering, food and beverage sales, parking revenues, retail sales, ticket revenues or other fees or receipts from the convention/event center, rental or other receipts, including retail rental receipts, spa, health club, beauty salon and fitness center revenues, golf membership dues, greens fees, cart fees and related golf club revenues received from tenants, transient guests, lessees, licensees and concessionaires and other persons occupying space at or otherwise utilizing the Resort facilities and/or rendering services to the Resort guests (but not including the gross receipts of such lessees, licensees, concessionaires or other persons), all income from catering operations conducted outside the Resort, all subsidy payments, government allowances and awards, any other form of incentive payments or awards from any source whatsoever which are attributable to the operation of the Resort and the proceeds of business interruption and use and occupancy insurance actually received by the Manager or the Owner with respect to the operation of the Resort (after deduction from the proceeds of all necessary expenses incurred in the adjustment or collection thereof), but excluding value added tax, similar turnover taxes and levies and any other direct room or room sales related taxes, fees or levies, any bad debts, any proceeds from the sale of furnishings, equipment or other capital assets of the Resort and the proceeds from any contents insurance, as reflected in the audited accounts of the

Owner relating to the Business for the year in question and as calculated in accordance with GAAP.

“GAAP” shall mean those conventions, rules, procedures and practices, consistently applied, comprising the Generally Accepted Accounting Principles of the United States.  If Owner and Manager cannot in any instance agree on what constitutes GAAP, then the accounting firm then or most recently engaged to prepare the audited financial statements of the Owner in respect of the Resort shall make the determination on the request of either party.  Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“Hazardous Materials” shall have the meaning set forth in Section 5.2(g).

“Incentive Management Fee” has the meaning set forth in Section 7.1.

“Independent Expert” shall have the meaning set forth in Section 5.3(c).

“Initial Term” shall have the meaning set forth in Section 3.

“LIBOR” shall mean:

(a)   the interest rate for US Dollar deposits for a 1 month period which appears on Reuters screen page LIBOR 01 (or such other screen display or service as may replace it for the purpose of displaying British Bankers’ Association LIBOR Rates for US Dollar deposits in the London interbank market) at or about 11.00 a.m. (London time) on the day that a payment is due to be made under this Agreement; and

(b)   if no such interest rate appears on Reuters screen page LIBOR 01 (or such replacement) then LIBOR shall be as reported by any publicly available source of similar market date selected by Manager that, in Manager’s reasonable judgment, accurately reflects such rate).

“Management Accounts” shall mean the quarterly, un-audited accounts prepared in respect of the Business to include a balance sheet, cash-flow statement and income statement.

“Management Fees” shall mean, collectively, the Base Management Fees and the Incentive Management Fees set forth in Section 7.1.

“Quarterly Management Reports” shall mean reports prepared by Manager on a quarterly basis providing general commentary on the state of the Business, and the quarterly financial results, which might include references to factors that are having, or could in the immediate future have, a material effect on the Business, forecasts and projections for the Business going forward and guest survey information.

“the Territory” shall mean, collectively, Morocco, Egypt, Afghanistan, Bahrain, Cyprus, Iran, Iraq, Israel, Palestine, Jordan, Kuwait, Kyrgyzstan, Lebanon, Oman, Pakistan, Qatar, Saudi Arabia, Syria, Tajikistan, Turkey, Turkmenistan, UAE, Uzbekistan and Yemen.

“OS&E” shall have the meaning set forth in section 4.1(d).

“Opening Date” shall mean the date upon which the Resort first opens for guests

“Operating Account” shall have the meaning set forth in Section 5.5.

“Operating Expenses” shall mean all those ordinary and necessary expenses of the Business, incurred in the operation of the Resort in accordance with this Agreement, including Resort Employee personnel costs, the cost of maintenance and utilities, the costs of advertising, marketing, and business promotion, and administrative expenses, all as reflected in the audited accounts relating to the Business for the year in question and as determined in accordance with GAAP.  Notwithstanding the foregoing description, the following shall not constitute Operating Expenses: (i) property taxes; (ii) interest and principal repayment of loans; (iii) capital expenses; (iv) rentals of real and personal property; (v) depreciation and amortization of capitalized assets; (vi) costs and expenses of Owner or Owner’s personnel, including entertainment expenses, salaries, wages and employee benefits of Owner’s employees, directors’ fees and the expenses of directors or Owner’s employees to attend board meetings; and (vii) professional fees and costs, including the fees and disbursements of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense.

“Operating Income” shall mean, for the year in question, the Gross Revenues for that year minus the Operating Expenses for that year.

“Owner’s Representatives” shall have the meaning set forth in Section 5.2(f).

“Pre-opening Expenses” shall have the meaning set forth in Section 4.2.

“Pre-opening Expenses Estimate” shall have the meaning set forth in Section 4.2.

“Proceedings” shall have the meaning set forth in Section 16.1.

“Required Standard” shall mean the standards consistent with the standards of quality of international luxury resorts from time to time and to a standard not less than those generally prevailing from time to time in other resorts managed by the

Manager or its Affiliates, or as otherwise agreed to by the parties, taking into consideration the quality of the facilities and amenities of the Resort.

“Renewal Term” shall have the meaning set forth in Section 3.

“Reserve Fund” shall have the meaning set forth in Section 5.2(c).

“Reserve Fund Account” shall have the meaning set forth in Section 5.5.

“Resort” has the meaning given in Recital B, together with and including any expansions or modifications of the Resort and/or the Resort Site made during the Term.

“Resort Employee” shall mean any individual employed at the Resort or elsewhere in connection with the Business including, without limitation, any key executives who may be employed by an entity other than Owner pursuant to Section 9.1.

“Resort Site” has the meaning given in Recital C together with any and all real property acquired, leased or otherwise occupied by Owner or Owner’s Affiliate on which Business is conducted during the Term.

“Term” shall have the meaning set forth in Section 3.

“Trade Marks and Trade Name Licence Agreement” shall mean the agreement of even date entered into between Kerzner International Limited and Kerzner Nakheel Limited.

“US$” shall mean the currency of the United States of America.

ARTICLE 2

APPOINTMENT; DELEGATION OF AUTHORITY; STANDARD OF CARE

2.1           Appointment.  During the Term, the Owner appoints and engages the Manager to manage the Resort and to direct, control and generally conduct the Business of the Resort on the terms contained in this Agreement, and the Manager accepts such appointment.

2.2           Delegation of Authority.  Except as otherwise specified in this Agreement, the management and operation of the Resort shall be under the exclusive supervision and control of Manager, and Manager shall be responsible for the proper and efficient management and operation of the Resort, in accordance with the Annual Operating Budget and the approved Capital Budget. Except as otherwise specified in this Agreement, Manager shall have discretion and control — free from interference, interruption, or disturbance — in all matters relating to the management and operation of the Resort, including, without limitation: charges for rooms and commercial space; credit policies; food and beverage services; employment policies; granting of concessions or leasing of shops and agencies within the Resort; receipt, holding, and disbursement of funds; maintenance of bank accounts; procurement of inventories, supplies, furniture, fixtures, equipment and services; promotion and publicity; retention of professional consultants to assist Manager, including lawyers, accountants, auditors and other professionals, delegate powers and rights and such other activities as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient management and operation of the Resort.

2.3           Standard of Care.  In fulfilling its obligations hereunder, Manager, or as the case may be, Manager’s Affiliates shall (i) act as a reasonable and prudent operator of the Resort, having regard to the status of the Resort, and (ii) at all times act in a manner which preserves the character, standards, and reputation of the Resort consistent with the Required Standard.

ARTICLE 3

TERM; RENEWALS

3.1           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of twenty-five (25) years from the later of (i) the Effective Date, or (ii) the Opening Date (the “Initial Term”),  subject to termination in accordance with the provisions of Article 17 of this Agreement, and renewal in accordance with Subsection 3.2, below.

3.2           Renewal.  Provided Manager is not in default of this Agreement, Manager shall have the right to renew this Agreement for two (2) additional ten (10) year periods (each, a “Renewal Term”), exercisable by Manager upon not less than one year’s written notice to Owner prior to the expiration of the then current Term.  The Initial Term and each Renewal Term are collectively referred to herein as the “Term”.

ARTICLE 4

PRE-OPENING ACTIVITIES

4.1           Pre-opening Services.  The parties agree that certain activities must be undertaken so the Resort can function properly on the opening date of the Resort, or with respect to Resort expansions, on the opening of such expansions.  Accordingly, prior to the opening of the Resort or a Resort expansion, as applicable, Manager shall, at Owner’s expense, provide or shall arrange and supervise through consultants, Affiliates or other persons, the following pre-opening services:

(a)           hiring and training of Resort Employees as more fully described in Article 9;

(b)           pre-marketing and marketing programs, including pre-opening promotion and opening celebrations;

(c)           administering and coordinating with Owner applications for or transfers of licenses, permits, approvals, and other instruments necessary for the management and operation of the Resort as contemplated by this Agreement;

(d)           causing the purchase of operating supplies and equipment (“OS&E”); and furniture, fixtures and equipment (“FF&E”) to the extent not purchased and installed by Owner during the development of the Resort;

(e)           preparing necessary budgets;

(f)            negotiating concession contracts and/or leases for retail outlets, office space, and lobby space in the Resort, as applicable;

(g)           coordinating the testing of Resort operations;

(h)           providing a task force of experts and personnel to supervise and assist with certain pre-opening and opening operations; and

(i)            rendering such other services incidental to the preparation and organization of the Resort’s management and operation as may be required.

4.2           Costs and Expenses.  The costs and expenses relating to the activities described in Section 4.1 for the initial development of the Resort and each subsequent expansion, (each, “Pre-opening Expenses”) shall include, without limitation: salaries, wages, and benefits (including those of personnel of Manager and its Affiliates); interim office space costs; legal, accounting, and other professional fees; telecommunications expenses; staff hiring and training costs; travel and moving expenses; opening celebration costs; utilities, including, without limitation, heat, air conditioning, light, power, water, and any sewage treatment and disposal costs; costs not chargeable to the cost of constructing the Resort; advertising and promotion expenses; the reasonable travel, living, and other out-of-pocket expenses of personnel from the corporate and regional offices of Manager and its Affiliates; miscellaneous expenses; and a reasonable charge for administrative time and overhead expenses of Manager and its Affiliates.  Manager shall prepare and submit to Owner an estimate of Pre-opening Expenses for each phase of development, including cash flow requirements (each, a “Pre-opening Expenses Estimate”). Manager shall use reasonable efforts to adhere to the Pre-opening Expenses Estimates; provided, however, it is understood and agreed that changes in development plans, business plans, market conditions, currency fluctuations, general economic conditions and other unforeseen circumstances may make adherence to the Pre-opening Expense Estimate impractical or impossible, and Manager shall be entitled to depart from the Pre-opening Expenses Estimates and incur Pre-opening Expenses in excess of the Pre-opening Expenses Estimate as may be required in the performance of Manager’s pre-opening services.  Manager shall notify Owner promptly of any substantial change from the Pre-opening Expenses Estimates and shall provide all information in relation to such change as Owner may reasonably request.  Furthermore, if the opening date of the Resort or the completion of a subsequent expansion is delayed from the originally projected dates, the Pre-opening Expenses Estimate shall be revised to reflect any increases in Pre-opening Expenses caused by such delay.  To the extent such a delay causes an increase in Pre-opening Expenses, Owner shall promptly pay such increased Pre-opening Expenses in accordance with Section 4.3. Increased Pre-opening Expenses shall include all out-of-pocket cancellation penalties if Manager cancels reservations made for guestrooms, meeting rooms, and other Resort facilities as a result of such delay.  Within one hundred twenty (120) days after the opening date of the Resort or the opening of a subsequent expansion, Manager shall provide to Owner an accounting describing and showing in reasonable detail the total amount of incurred Pre-opening Expenses.

4.3           Funding of Pre-opening Expenses.  Pre-opening Expenses incurred in accordance with this Article 4 shall be borne solely by Owner as a capital expense and shall not be classified as an Operating Expense.  Owner shall fund Pre-opening Expenses into a pre-opening bank account controlled by Manager, requiring the joint signatures of a designee from each of Owner and Manager, in advance installments in the currency designated by Manager and in accordance with the cash flow requirements determined by Manager for the activities described in this Article 4, or as otherwise reasonably requested by Manager.  Pre-opening Expenses incurred or paid by Manager shall be promptly reimbursed to Manager from such account, and Manager shall provide a statement of account to Owner for such Pre-opening Expenses.  If following the opening date of the Resort or the opening of subsequent expansions there are outstanding Pre-opening Expenses which have not been paid, Manager shall be entitled to deduct such amounts (plus interest thereon if such Pre-opening Expenses were paid by Manager) from the amounts otherwise to be distributed to Owner pursuant to Article 7.

ARTICLE 5

MANAGEMENT OF THE RESORT

5.1           Manager’s Obligations.  Manager shall, in accordance with the Annual Operating Budget approved by Owner in accordance with Section 5.2, and subject to the terms of this Agreement, establish, define, alter and vary from time to time the policies and procedures to be observed in the conduct of the Business, including all administrative, accounting, budgeting, marketing, personnel, operational and other practices and procedures to be observed and applied in relation to the operation of the Business.  Subject only to the express limitations set forth in Article 6, Manager shall, as exclusive agent for Owner for such purposes, procure the management, administration, control and conduct of the Business.  To that end, Manager shall utilize its resources and skills to supervise, monitor, approve or otherwise oversee, or procure the supervision, monitoring or approval, as the case may be, of the following:

(a)           the selection and appointment of all Resort Employees including without limitation a general manager for the Resort, other senior executives, department heads of the Resort as may be considered by Manager to be necessary from time to time, provided that the Manager shall consult with Owner with respect to the selection and appointment of the general manager and financial controller;

(b)           the determination of the number of and selection and employment of Resort Employees and the terms of service and the remuneration payable to all Resort Employees, including all prerequisites of employment;

(c)           the conduct of negotiations with trade unions as applicable with any part of the Business which may have an association, and the entering into of agreements with such trade unions;

(d)           the procurement and sale of FF&E and OS&E, and of such services and other merchandise as may be required for the proper operation and maintenance of the Business, including the conduct of the centralized purchasing of such FF&E and OS&E;

(e)           the retention and periodic renewal, as applicable, of permits, licenses and approvals required in connection with the conduct of the Business or assisting Owner with same;

(f)            the administration of such functions as are usually carried out by managers, secretaries and accountants of a business enterprise similar to that which is conducted at the Resort;

(g)           the improvement, extension and development of the Business;

(h)           the completion and submission of returns and the compliance with other formalities required by any value added taxes, real property taxes, business license fees, business income tax municipal or other government fees applicable to the Resort (but not any of Owner’s personal tax requirements);

(i)            the procurement of all Resort insurance policies pursuant to the terms of Article 8, and processing of insurance claims under such insurance policies;

(j)            the planning and execution of all major advertising and promotional campaigns for the Business;

(k)           the determination and establishment of all tariffs, prices and rates for all of the facilities offered at the Resort in respect of the Business;

(1)           the establishment and maintenance of Resort accounting systems and internal controls;

(m)          the establishment and maintenance of bank accounts related to the operation of the Business in accordance with Section 5.5(a) of this Agreement;

(n)           the establishment of standard planning, budgeting, accounting and reporting systems for the Business, and maintenance of proper and efficient operation of all such systems, in order that:

(i)            proper Business books of account and records are kept as required by law and GAAP;

(ii)           an Annual Operating Budget and Capital Budget for each fiscal year is prepared and submitted to Owner in accordance with the provisions of Section 5.2 and 5.4(a) respectively;

(iii)          quarterly unaudited financial statements in respect of the Business, together with Quarterly Management Reports are prepared and circulated to Owner not later than six weeks after the end of the quarter to which they related;

(iv)          the Resort’s annual audited financial statements are prepared in accordance with GAAP and submitted Owner not later than one hundred twenty (120) days after the end of its financial years; and

(v)           all Resort books of account and other Resort records are available for inspection by Owner in accordance with Article 10.

(o)           generally, the doing or procurement of whatever else may be necessary to carry out Manager’s mandate as described in this Agreement.

5.2           Owner’s Obligations.  During the Term, Owner shall have the obligations set forth below:

(a)           Licenses and Permits.  Owner shall obtain and maintain, with Manager’s assistance and cooperation, all governmental permissions, licenses and permits required to be held in Owner’s name (or at the request of Owner, the name of an individual on its behalf or a combination thereof) that are necessary to enable Manager to operate the Resort in accordance with the terms of this Agreement, and shall cooperate with Manager’s efforts to obtain and maintain such permits and licenses.  Such business shall include, but not be limited to, business licenses, marine permits, event and entertainment operation licenses, fishing licenses and alcoholic beverage licenses permitting the Resort to sell and serve unlimited quantities and qualities of alcohol to Resort guests.

(b)           Operating Funds.  The performance by Manager of its responsibilities under this Agreement are conditioned upon Owner providing sufficient funds to Manager on a timely basis to enable Manager to perform its obligations hereunder.  Owner shall provide all funds necessary to enable Manager to manage and operate the Resort in accordance with the terms of this Agreement and the applicable Annual Operating Budget and, without limiting Owner’s obligation in this regard, it is understood that these funds shall be paid for from Gross Revenues, to the extent available.

(c)           Capital Funds.  Subject to funds availability and the limitations of the approved Capital Budget, Owner shall expend such amounts for renovation programs, furnishings, equipment and ordinary Resort capital replacement items as are required from time to time to (a) maintain the Resort in good order and repair, (b) comply with the Required Standards, and (c) comply with governmental regulations and orders.  Owner and Manager shall cooperate fully with each other in establishing appropriate procedures and timetables for Owner to undertake capital replacement projects.

(d)           Reserve Fund.  It is recognized that expenditures for capital replacements are incapable of precise calculation in advance.  Therefore, each calendar month after the effective date of this Agreement, the following amounts shall be deposited in cash into a reserve fund (the “Reserve Fund”) to pay for capital replacements:

(i)    Two percent (2%) of Gross Revenues for any partial year of the Resort’s operation after the Resort openings;

(ii)   Three percent (3%) of Gross Revenues for first full year of the Resort’s operation; and

(iii)  Four percent (4%) of Gross Revenues for the second and each successive full year of the Resort’s operation.

Any expenditures for capital replacements during any calendar year which have been included in an approved Capital Budget may be made without Owner’s additional approval.  Any amounts remaining in the Reserve Fund at the close of each calendar year shall be carried forward and retained in the Reserve Fund until fully used in accordance with an approved Capital Budget item.  To the extent the Reserve Fund is insufficient at a particular time to meet the spending requirements set forth in the approved Capital Budget or to the extent the Reserve Fund plus anticipated contributions for the ensuing calendar year is less than the budgeted expenditures set forth in the approved Capital Budget for the ensuing calendar year, then, in either such event, Manager shall give Owner written notice thereof at least thirty (30) days before the anticipated date such funds will be needed.  Owner shall supply the necessary funds by deposit to the Reserve Fund at least fifteen (15) days before the anticipated date such funds will be needed.  All proceeds from the sale of capital items no longer needed for the operation of the Resort shall be deposited to the Reserve Fund.  Sale of such items shall be at the reasonable discretion of Manager, and conducted in a commercially reasonable manner.  Upon termination of this Agreement for whatever reason, or upon sale of the Resort, Manager’s right to expend any unused portion of the Reserve Fund shall terminate and the balance of the fund shall be paid over to Owner, less any undisputed sums then due to Manager.

(e)           Payments to Manager.  Owner shall promptly pay to Manager all amounts due Manager under this Agreement in the manner and at the times described in this Agreement.

(f)            Owner’s Representative.  Manager shall have the right to deal solely with the Owner’s Representative on all matters relating to this Agreement and/or the Resort.  Manager may rely upon statements and representations of Owner’s Representatives as being from and binding upon Owner.  Owner shall designate the Owner’s Representatives prior to the commencement of Manager’s duties hereunder.  Owner may change its Owner’s Representatives from time to time by providing written notice to Manager in the manner provided for herein.

(g)           Environmental Matters.  If any Hazardous Material (hereinafter defined) is discovered at any time on any portion of the Resort in violation of or as would reasonably be expected to result in liability under any Environmental Law, or if any Environmental Law (hereinafter defined) is violated at any time, Owner at its expense shall promptly remove, remediate or abate such Hazardous Material (and all contaminated soil and containers), take all other necessary steps to remedy the problem in accordance with all Environmental Laws and comply with all Environmental Laws.  Owner, at its expense, shall also indemnify, defend and hold harmless Manager from and against any and all claims, losses, liabilities, damages (including consequential, punitive and exemplary damages), penalties or other liabilities arising out of such presence or required removal of Hazardous Materials on or at the Resort or any portion thereof, or the violation of any Environmental Laws, unless such claims, losses, liabilities, damages, penalties or other liabilities are caused by the gross negligence of Manager or any of its employees, agents, representatives or affiliates.  For the purposes of this provision (i) “Environmental Law” shall mean any current or future governmental rule, regulation, law, regional or international treaty and/or other enactment now or hereafter in effect and applicable to the Resort or any portion thereof or to activities carried on thereat or with respect thereto (whether of a national, regional, state, international or local government, agency or instrumentality), regulating, relating to, or imposing liability or standards of conduct concerning the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (ii) “Hazardous Materials” shall mean any substance or material containing one or more of the following: hazardous material, hazardous waste, hazardous substance, regulated substance, petroleum, pollutant, contaminant or asbestos, as such terms are defined in any applicable Environmental Law, in such concentration(s) or amount(s) as may require clean-up or removal, or which could reasonably be expected to present a risk of harm to guests, invitees or Resort employees.

(h)           Work Permits.  Upon the request of Manager, Owner ,shall use all reasonable efforts to obtain, extend and renew visas, permits to stay and work permits for Resort Employees and their dependents for the purposes of this Agreement, provided that the priniciple administrative burden of so doing shall be borne by the Manager, and the costs thereof shall be an Operating Expense.  In furtherance thereof, Owner shall, without limitation (i) make any required applications for visas, permits to stay, and work permits for Resort Employees and their dependents; (ii) provide all supporting documents in respect thereof as Manager may reasonably request (other than documentation required to be provided by the Resort employee); and (iii) assist and cooperate with Manager in all reasonable respects.

5.3           Annual Operating Budget.

(a)           Preparation of Annual Operating Budget.  Manager shall provide to Owner its pro forma Annual Operating Budget for pre-opening expenses and the first partial Fiscal Year no later than sixty (60) days prior to the scheduled commencement of operations.  Thereafter, Manager shall provide to Owner a draft Annual Operating Budget on or before 31st October of each Fiscal Year for the following Fiscal Year.  The parties will use their respective reasonable endeavours to finalise the Annual Operating Budget by 31st December of each Fiscal Year for such following Fiscal Year.  Manager shall ensure that the Annual Operating Budget is prepared in accordance with GAAP.  Manager shall, as part of the Annual Operating Budget, provide Owner sufficient details with respect to proposed capital expenditures and major building expenditures, an estimate of costs and expenses, revenue and profit, a marketing budget and a schedule of replacement of furniture, in each case, for the following Fiscal Year.

(b)           Approval of Annual Operating Budget.  Owner shall indicate its approval or disapproval of the Annual Operating Budget in writing no later than 1 December of each Fiscal Year.  If Owner does not indicate its approval or disapproval in writing by 1 December of each Fiscal Year, then the Annual Operating Budget proposed by Manager shall be deemed to be approved by Owner and effective as of 31 December.

(c)           Dispute Regarding Annual Operating Budget.  If the Owner and Manager are unable to agree on the Annual Operating Budget or any part thereof, then:

(i)            after the parties have met in an effort to resolve any issues in dispute, either of the parties is entitled to request that the Independent Expert be appointed to settle the issue in dispute. (The party which makes such request shall be the “Disputing Party”, and the other party the “Non-Disputing Party” for the purposes of this Article 5.3). The Independent Expert shall act as expert and not as arbitrator and the costs of the Independent Expert shall be paid by the unsuccessful party or, if the Independent Expert does not agree entirely with either party, otherwise as the Independent Expert shall determine.

(ii)           The Independent Expert shall be such chartered accountant or firm of chartered accountants or consultant with recognized expertise in hotel management and feasibility studies in relation to the matter to be determined as shall be selected by the Non-Disputing Party from three nominations put forward by the Disputing Party; provided that if the Non-Disputing Party does not wish to select any of the three persons nominated by the Disputing Party, then the matter will be referred to a chartered accountant to be appointed by the President or the acting President of the Institute of Chartered Accountants in England and Wales (or any successors of that institute); and

(iii)          If the issues in dispute have not been resolved prior to commencement of the Fiscal Year in question, then Manager must proceed to implement that part of the Annual Operating Budget as is not in dispute and the balance will be suspended until resolved and until resolved will be replaced by the amount included in the approved Annual Operating Budget for the previous fiscal year adjusted per item by the percentage (%) increase in the CPI Index over the previous Fiscal Year.

(d)           Adherence to Annual Operating Budget.  Manager shall use all reasonable efforts to act in accordance with the Annual Operating Budget (as modified by any subsequent changes agreed between Owner and Manager). However, it is understood that the Annual Operating Budget is an estimate only and that inflation, currency fluctuation, general market conditions, changes in business plans and strategies and unforeseen circumstances may make adherence to the Annual Operating Budget impracticable, and Manager shall be entitled to depart from it due to any such circumstances.  Manager shall promptly notify and consult with Owner regarding any substantial change from the Annual Operating Budget, and to make any necessary adjustments to the Annual Operating Budget as Owner and Manager shall agree in light of unforeseen circumstances.

5.4           (a)           Capital Budgets.  Manager shall, not less than sixty (60) days prior to the commencement of each fiscal year, submit to Owner for approval a recommended capital budget for the ensuing full or partial fiscal year, for furnishings, equipment and ordinary Resort capital replacement items as shall be required to operate the Resort in accordance with the Required Standard (each, a “Capital Budget”). Manager shall take into consideration, among other factors, the amount of funds available to pay for the proposed capital expenditures.  Owner’s approval of the Capital Budget shall not be unreasonably withheld, conditioned or delayed.  Owner and Manager shall meet to discuss the proposed Capital Budget and Owner shall be required to make specific written objections to a proposed Capital Budget in the manner and within the same time periods specified in Section 5.3 with respect to the Annual Operating Budget.  If Owner does not approve the Capital Budget, Manager will only spend such amounts as are approved by Owner, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that until any disputed Capital Budget item(s) have been resolved, Manager shall be entitled to spend for capital expenditures funds then in the reserve account but only for items for which such expenditures were allocated in the Capital Budget or as otherwise approved by Owner.  Manager shall not incur any expenses for Capital Improvements in excess of the Capital Budget without the prior approval of Owner.

After a Capital Budget has been adopted, it shall be subject to review and modification in the event unpredicted or unanticipated capital expenditures are required during any calendar year, or in the event of unexpected occurrences having a material effect on the Business.  Manager and Owner each agree not to unreasonably withhold, condition or delay its consent to a proposed modification of a Capital Budget.  Any amendment that is mutually agreed upon shall be set forth in writing and signed by both parties.  It is acknowledged by Owner that capital expenditures required as a result of an Emergency Situation shall not reduce amounts available pursuant to the Capital Budget or otherwise hereunder, other than to the extent a Capital Budget item is subsumed within the capital expenditures required as a result of the occurrence of the emergency.

(b)           General Maintenance Non-Capital Replacements; Emergency Expenditures.

(i)            Subject to funds availability (and the limitations of the approved Operating Budget), Manager shall cause the Resort to be maintained in good repair and condition, including FF&E, and in conformity with the Required Standard and applicable laws, rules and regulations, and shall authorize routine maintenance, repairs and alterations as Manager from time to time reasonably deems necessary.

(ii)           Notwithstanding the foregoing, maintenance (or other) expenditures in excess of budgeted amounts may be made if reasonably deemed necessary by Manager in the event of an emergency situation which creates a risk to life, safety or significant damage to the Resort property (each an “Emergency Situation”), provided Manager makes good faith, reasonable efforts to notify Owner as soon as Manager becomes aware of the Emergency Situation giving rise to the expenditures (but in all events within twenty-four (24) hours following the Emergency Situation) and the amount of such expenditures is reasonable in the circumstances (but in no event shall non-budgeted Emergency Situation expenditures exceed Two Hundred Thousand and no/100 Dollars ($200,000.00) per year without Owner’s consent); it being understood that Manager shall have no liability or responsibility for any failure to take any action in connection with an Emergency Situation, if such action is not taken as a result of this Two Hundred Thousand and No/100 Dollars ($200,000.00) limitation.

5.5           Special Provisions Regarding Finance and Accounting.

(a)           Bank Accounts.

(i)            Owner expressly authorizes Manager to establish the following bank accounts on Owner’s behalf at a bank or banks selected by Manager and approved by Owner:

(a)           an account or accounts, bearing the name of the Resort, at a bank or banks having a branch reasonably convenient to the Resort for the purposes of depositing all funds received in the operation of the Resort and paying all Operating Expenses of the Business, including any Management Fees payable under this Agreement and all other charges and amounts due to Manager under this Agreement (collectively, the “Operating Account”); and

(b)           the separate interest-bearing account for the Capital and Reserve Funds (the “Reserve Fund Account”).

(ii)           Manager’s designees shall be the only Persons authorized to draw from the Operating Account, and the Reserve Fund Account, and Manager shall be entitled to make deposits in and withdrawals from all of such accounts, in accordance with the terms of this Agreement and Manager’s standard accounting policies and practices.  As regards the Reserve Fund Account, the Manager shall inform the Owner of its intention to make any withdrawals on that account.  Manager shall establish controls to ensure accurate reporting of all transactions involving such accounts and take prudent and reasonable measures to prevent fraud or embezzlement of the Business’ funds.

(iii)          The Operating Account and the Reserve Fund Account shall be accounts of the Owner, and any funds therein shall be the property of the Owner.  Unless due to the negligence, bad faith or any willful act of the Manager, any loss suffered in an Operating Account or the Reserve Fund Account or any other bank account established pursuant to this Agreement, or in any investment of funds into any such account, shall be borne by Owner, and Manager shall have no liability or responsibility therefore.

(b)           Disbursement of Funds to Owner; Owner’s Provision of Funds.

(i)            Unless the parties agree otherwise, on or about the last day of each calendar month, Manager shall disburse to Owner, as directed by

Owner, any funds remaining in the Operating Account after payment of all Operating Expenses and other amounts payable in accordance with the terms of this Agreement, the deposit of the amount due for such month in the Reserve Fund Account and the retention by Manager of an amount (the “Minimum Balance”) sufficient to cover (a) all accrued but unpaid Management Fees and Reimbursable Expenses plus (b) the monthly payroll expense for all Resort Personnel, plus (c) an additional amount of working capital to be established by the parties in the Annual Operating Budget for each Fiscal Year; provided, however, that Manager shall only be obligated to disburse funds to Owner from the Operating Account if and to the extent that the Operating Account contains funds in excess of the Minimum Balance.  Any amounts remaining in the Operating Account on the termination of this Agreement shall be disbursed to Owner; provided, however, that Manager may deduct and retain prior to such disbursement any and all amounts due and payable by Owner to Manager under this Agreement and which have not been paid.

(ii)           Owner shall commit the financial and other resources necessary to permit the Resort to be operated and maintained in accordance with the Required Standard and Owner shall establish and maintain, at its sole expense, a financing program for the Resort to ensure that sufficient funds exist at all times to meet all financial requirements of the Resort.  Pursuant to the foregoing obligation, Owner shall deposit into the Operating Account on or before the commencement of the operating term, in addition to any amounts required to be provided by Owner in the first Annual Operating Budget, the amount of initial working capital as agreed between the parties.  In addition, if at any time Manager reasonably determines that the available funds in the Operating Account are insufficient to allow for the uninterrupted and efficient operation of the Resort in accordance with the Annual Operating Budget for the relevant Fiscal Year and the terms of this Agreement, Manager shall notify Owner of the existence and amount of the shortfall, giving all reasonable details thereof, including the reasons therefore (a “Funds Request”) and, within fifteen (15) days following the delivery of the Funds Request, Owner shall deposit into the Operating Account the funds requested by Manager in the Funds Request.  If the Owner fails to make such deposit, Manager may elect, without obligation, to make on Owner’s behalf payment of any such due and unpaid obligations of Owner and Owner shall pay interest to Manager on any such advances from the date falling 15 days after the delivery of the Funds Request to the date of payment by Owner at a rate equal to LIBOR + 500bps and Manager shall be entitled to reimburse itself therefore, with interest as aforesaid, out of any available funds from the operation of the Resort.

(c)                                  Annual Audits. Each Fiscal Year the books of account and records of the Business shall be audited by a qualified and experienced independent chartered accountant selected by the Owner from an internationally recognized firm with offices in reasonable proximity to the Resort, with such audit services being provided from such location. At all reasonable times such auditor shall bave unfettered access to all books of account and records relating to the Business and the Manager shall be obliged to furnish whatever information such auditor will reasonably call for. Copies of the audited balance sheet and income statement and all other information relating to the operation of the Resort shall be made available to each of the parties hereto.

(d)                                 Pledge of Credit. Other than in the normal course of business, the Manager shall not be entitled to pledge the credit of the Owner nor to borrow funds in its name. At no time shall it be entitled to alienate, hypothecate or otherwise encumber any of the moneys or assets which are the property of the Owner or of the Resort, nor shall it be entitled to lend any such moneys or assets, whether with or without security.

ARTICLE 6

ENTRENCHMENT PROVISIONS

6.1                                 Entrenched Provisions. Notwithstanding anything to the contrary contained in this Agreement, the Manager nor any of its Affiliates shall engage in any of the following acts, procedures or matters except with the prior written approval of the Owner:

(a)                                  The establishment and opening of new lines of business as agent for the Owner except those directly related to the operation of the Resort.

(b)                                 The purchase or sale of assets not provided for in any budget approved by the Owner.

(c)                                  Borrowing, providing of guarantees or indemnities otherwise than in the ordinary course of the Business.

(d)                                 The appointing of the Owner’s lawyers or accountants.

(e)                                  Demolishing, removing, scrapping, selling or disposing of any item forming part of the Resort and the related facilities and amenities, their furnishings, fixtures, furniture, equipment or motor vehicles other than in the ordinary and usual course of business or as provided in the Annual Operating Budget or Capital Budget.

(f)            For a period of ten (10) years from the Opening Date, not directly or indirectly develop or manage within the Territory:any other “Atlantis” property, any property including a dolphin interactive facility or property including water features costing more than fifty percent (50%) of the amount invested by the Owner in constructing the Resort.

ARTICLE 7

MANAGEMENT FEES AND REIMBURSABLE EXPENSES

7.1           Management Fees.  As remuneration for the Manager’s services in managing and conducting the Business during the Term, the Owner shall pay to the Manager in respect of each of the Fiscal Years following the commencement of operations, or, in respect of the partial period from the commencement of operations to the 31st of December next, or the Fiscal Year in which this Agreement terminates, from the commencement of that Fiscal Year to the date of such termination (a “Partial Fiscal Year”):

(a)           A management fee in the amount equal to * of Gross Revenues for each Fiscal Year or Partial Fiscal Year, as the case may be during the first five (5) years of the Term, and thereafter in the amount equal to * of Gross Revenues during the remainder of the Term (the “Base Management Fee”); and

(b)           An incentive management fee for a Fiscal Year or a Partial Fiscal Year, as the case may be, in an amount equal to * of Operating Income during the first five (5) years of the Term, and thereafter in the amount equal to * of Operating Income during the remainder of the Term (the “Incentive Management Fee”).

7.2           Payment of Fees.

(a)           The Base Management Fee and the Incentive Management Fee referred to in Section 7.1 (collectively, the “Management Fees”) shall be paid by the Owner to the Manager in United States Dollars, free of bank commission and any other deductions at such place(s) as the Manager may designate from time to time, monthly in arrears, within ten days of the date of the end of the month in respect of the month in question, provided that, should any adjustment be required at the end of the Fiscal Year (or Partial Fiscal Year) in question in view of the Gross Revenues or Operating Income for that Fiscal Year (or Partial Fiscal Year), the necessary adjustment shall be made by the parties in accordance with Section 7.2(d).

(b)           Within thirty (30) days after Owner receives the audited financial statements for any Fiscal Year signed by Owner’s auditors, Manager shall cause to be prepared and delivered to Owner a statement, certified by the Manager’s auditors, showing the calculation and payment of the Management Fees to be paid to Manager pursuant to 7.1 above for that Fiscal Year, and appropriate adjustments shall be made for any overpayment or underpayment of the fees to be paid to Manager pursuant to 7.1 above during such Fiscal Year.  The party owing money as a result of any overpayment or underpayment during such Fiscal Year shall pay such amount to the other party within thirty (30) days after such statement has been delivered by Manager to Owner.

(c)           If for any reason the appointment of the Manager is terminated at a date other than at the end of a Fiscal Year, audited accounts shall be prepared by the Owner as at the date of such termination in order to give effect to the provisions of Section 7.2.(a).

(d)           The Incentive Management Fee shall be calculated by reference to the annual audited financial statements of Owner, but shall be paid at quarterly intervals, within fourteen (14) days after the completion of Owner’s quarterly Management Accounts for the first three quarters, and after the signature and certification of the said annual financial statements in respect of each of Owner’s Fiscal Years.  Each such payment at the end of the first three quarters shall be computed on a cumulative basis by reference to the quarterly Management Accounts for the preceding quarter, and on completion, signature and certification of Owner’s annual financial statements for that Fiscal Year the Incentive Management Fee for the whole of that year shall be computed and certified by the Manager’s auditors.

(e)           All Management Fees shall be paid from the Operating Account.

7.3           Reimbursement of Expenses.  The following shall be reimbursable by the Owner:

(a)           Marketing Costs; Reservation Services.  The Owner acknowledges that the Manager and its Affiliates operate an international marketing and sales organization with offices in Europe, Africa and the U.S.A. and have representation through general sales agents in other territories.  Owner shall reimburse Manager and Manager’s Affiliates for all costs and expenses related to marketing and promoting the Resort.  In addition, a proportionate share of the overhead marketing office costs of Manager and Manager’s Affiliates will be recharged to the Owner, including a proportional share of costs and expenses related to brand advertising, marketing, promotion, retail services, information technology and internet applications.  Budget for the above will be submitted annually in the marketing budget included as part of the Annual Operating Budget.  The above costs and expenses are exclusive of any reservation services provided to the Resort by Manager or Manager’s Affiliates, which costs shall be charged to the Resort at rates comparable to those charged to other properties managed by Manager’s Affiliates.

(b)           Manager Technical Staff

(i)            Owner shall bear and accordingly reimburse Manager, for all travel and out-of-pocket expenses directly attributable to the carrying out by Manager of its management services in terms of this Agreement and incurred by, among others, Manager’s management executives, food and beverage executives, marketing and sales executives, gaming executives, design and construction executives, accounting and computer systems executives, and other specialist executive personnel shall be regarded as reimbursable Operating Expenses, without any profit or premium.  Such expenses shall be generally included in the Annual Operating Budget.

(ii)           The salaries and wages and other payroll costs and moving and related expenses, without any profit or premium, of employees of Manager attributable to any extended periods where they are seconded to the employment of the Owner and the Resort.

(iii)          Manager shall be entitled to charge a commercially reasonable reservation fee agreed with Owner in respect of any reservation services which Owner and Manager may agree to be rendered by Manager to Owner in respect of the Resort, which services, for the avoidance of doubt, are not included in the marketing services provided hereunder.

(c)           Manner of Payment.  Payment to the Manager of reimbursable expenses, traveling and out of pocket expenses shall be made in United States Dollars, free of bank commissions and other deductions, at such place(s) as may be designated by the Manager from time to time, and this within thirty (30) days of Manager’s invoice and relevant support documentation being submitted to the Resort accounts receivable department, and shall be paid out of the Operating Account.

ARTICLE 8

INSURANCE

8.1           Procurement of Insurance.  The Manager shall take out and shall maintain on behalf of and in agreement with the Owner (as an Operating Expense), at all times from the Effective Date, and throughout the continuance of this Agreement, under such insurance policies issued by such insurers as the Owner and the Manager shall agree, adequate insurance coverage in relation to the Resort and the related facilities (with Manager’s interest noted thereon, save with respect to the general public liability policy, in respect of which the Manager shall be named as an additional insured) and their operation against risks mutually agreed by the Manager and the Owner.  Such insurances shall be reviewed by Manager annually and may include, without limitation, property (including windstorm and flooding insurance), commercial general liability, umbrella and excess liability, general public, automobile, appropriate workers’ compensation, business interruption, terrorism, employment practice liability and such other insurance (including fidelity/crime coverage and employment practices liability) against other insurable risks which, at the time, are commonly insured against by owners of similar resort premises in the Resort’s market area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use and occupancy of the Resort.  The Manager and the Owner shall agree the level and the adequacy of all insurance and the insurance companies by which all insurance policies shall be written

8.2           Insurance Policy Endorsements.  Each insurance policy obtained under this Article 8 shall provide, and include an endorsement to the effect, that its cover shall not lapse or be terminated, suspended or altered until thirty (30) days after the relevant insurer has given notice to that effect to the Manager at the Resort and to the Owner at its address as stated in this Agreement (or such other address as it may from time to time notify to the relevant insurer for such purpose).

8.3           Insurance Certificates.  The Manager shall supply copies of each of the insurance policies obtained under this Article 8 to the Owner forthwith upon effecting the same and of each insurance certificate and premium receipt forthwith upon receiving same.  The Owner and its representatives shall be entitled to have access to the originals of all insurance policies and to have produced to the Owner any other evidence it may from time to time reasonably require that all the said policies are in full force and effect.

ARTICLE 9

RESORT EMPLOYEES

9.1           Resort Employees.  Except for certain key Resort Employees who at Manager’s election may be employees of Manager or any of its Affiliates, all Resort Employees shall at all times be the employees of Owner.

9.2           Hiring; Retention.  With respect to all Resort Employees, Manager shall have full discretion to hire, promote, supervise, direct, train, fix compensation, and generally establish and maintain all employment policies and practices, subject to the following:

(a)           Manager’s employment policies and practices shall comply with all applicable laws, regulations, and orders of any competent government authority.

9.3           Resort Employee Costs.  The payroll and related costs for all Resort Employees including, without limitation, salaries, wages, payroll taxes, social security, employer contributions to retirement plans, contributions to worker’s compensation funds, provident fund contributions, and other taxes and charges, and employee benefits (including, without limitation, tax equalization benefits, overseas premiums, stock incentive plans, cost of living allowances, mobilization and relocation costs, fees and costs related to visas, permits to stay, and work permits for Resort Employees and their dependents, vacations, automobiles, housing for Resort Employees and their dependents, and schooling for dependents) shall be Operating Expenses.

9.4           Work Visas; Permits.  Upon the request of Manager, Owner shall use best efforts to obtain visas, permits to stay, and work permits for Resort Employees and their dependents and for other individuals designated by Manager in connection with the development, opening or operation of the Resort, provided that the principle administrative burden of so doing shall be borne by Manager, and the costs thereof shall be an Operating Expense.  Owner shall, without limitation, (i) make any required applications for visas, permits to stay, and work permits for Resort Employees and their dependents, (ii) provide all supporting documents requested by Manager, and (iii) assist and cooperate with Manager in all respects.

9.5           Employee Perks.  Manager shall determine which, if any, Resort Employees shall reside in the Resort, and Manager shall be permitted to provide complimentary accommodations and amenities to its Affiliates’ employees and representatives living at or visiting the Resort for the purpose and duration of their business related to the management or operation of the Resort.  No Person shall otherwise be given gratuitous accommodations or services without prior approval of Owner and Manager except in accordance with usual practices of the hotel and travel industry.

9.6           Termination of Employees.  Upon Termination, an escrow fund shall be established from Gross Revenues (or with funds provided by Owner if Gross Revenues are insufficient) to reimburse Manager for all Resort Employee liability costs and expenses incurred by Manager arising out of either the transfer or termination of employment of Resort Employees, including, without limitation, severance and seniority payments, reasonable transfer costs, and unemployment compensation. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, losses, liabilities, penalties, costs, and expenses (including, without limitation, attorneys’ fees and expenses and litigation costs and expenses), damages (including, without limitation, consequential, punitive, and exemplary damages), and third party claims based on or arising from any claim made by any Resort Employee or any liability to any Resort Employee arising out of or connected with the foregoing.  This section 9.6 shall survive termination of this Agreement.

ARTICLE 10

RIGHT TO INSPECT

10.1         Owner’s Right to Inspect.  The Owner and/or its duly authorized representatives shall have the right to enter the Resort at all reasonable times for the purpose of inspecting the same and during standard business hours for inspecting the books and records of the Business.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1         Damage.  If the Resort or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire or any casualty risk or otherwise, Owner shall, at Owner’s cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the facilities in question shall be substantially the same as prior to such damage or destruction.

11.2         Manager’s Right to Reconstruct.  If Owner fails to undertake such work or to commence and seriously pursue such work within ninety (90) days after the fire or other casualty, or shall fail to complete the same diligently within a reasonable time, Manager may, but shall not be obligated to, undertake or complete such work or procure that such work is undertaken or completed for the account of Owner, and the proceeds of insurance, if any, shall be made available to Manager.  Manager shall further have the right to procure that the proceeds from the insurance (if any) be applied to such repairing, rebuilding or replacing, and in the event of any shortfall in claim monies due to inadequate insurance, Owner will be responsible for the difference.

11.3         Retention of Construction Manager.  During the course of repairs, rebuilding or replacement pursuant to section 11.1 or section 11.2, Manager may elect to procure the performance of necessary or desirable construction management services in regard thereto on the same basis as set out in Article 4, in which event Owner shall pay Manager a fee and reimburse its expenses on the same basis as set out in Article 4.

11.4         Destruction.  If Owner determines not to rebuild, repair or replace any affected facility as set forth in section 11.1 by reason of it not being economically feasible to do so, Owner shall compensate Manager for its loss of income under this Agreement in respect of the cessation of Management Fees being generated by the Business, and failing agreement between Owner and Manager as to the amount of such compensation, either party may refer the matter to arbitration in terms of Article 16 for the determination of such amount.

ARTICLE 12

ALTERATIONS AND IMPROVEMENTS

12.1         Alterations and Improvements.  Manager shall have the right to procure that, from time to time, such renewals, replacements, alterations, additions or improvements are effected to the Resort, which are customarily made in the operation of first class Resort facilities subject always to the Annual Operating Budget and Capital Budget.  The costs of such customary renewals, replacements, alterations, additions or improvements shall be charged directly to the Reserve Fund in accordance with Section 5.2.

ARTICLE 13

INTELLECTUAL PROPERTY

13.1         Trade Name.  The name of the Resort shall be Atlantis, The Palm, or such other name as agreed between the Owner and the Manager, which name shall include the brand “Atlantis” . The name of the Resort shall be used in all references to the Resort.  All rights in and to the name Atlantis (or any version thereof), and any logo, mark, design, style used in connection with such name from time to time shall be exclusively vested in the Manager’s Affiliate, Kerzner International Limited (“KZL”), and the Owner shall not have any rights thereto; provided however, that during the Term Owner shall have a non-exclusive, royalty free, revocable and limited license to use the Atlantis mark in conjunction with the name of the Resort and merchandise and services provided at the Resort in accordance with the terms and conditions of the Tradename and Trademark Licensing Agreement.  If the name of the Resort includes the name “Kerzner” or “Kerzner International” or any other or additional brand, logo, mark, design, style or trade name in use by Manager from time to time, including the mark “The Dig”, the Owner shall not have the rights to such name.  The Manager may refer to the Resort by such name in publications of its own activities not specifically connected with the Resort.  The Manager shall also be entitled to promote the Resort as an Atlantis or a Kerzner International hotel and display Atlantis and Kerzner International literature and literature from other Kerzner affiliated brands in the Resort, as the Manager may determine in accordance with its group brand strategy from time to time during the Term.  Owner represents and warrants to Manager that Owner has obtained intellectual property rights to the trade name “The Palm.” During the Term, Manager shall have a nonexclusive royalty free, revocable and limited license to use The Palm mark in conjunction with the operations and marketing of the Resort.

13.2         Management and Marketing Information.  Owner acknowledges that Manager or one of its Affiliates is or will become the owner or licensee of certain intellectual property, including (i) software in use at one or more resorts managed by Manager or Manager’s Affiliates and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing and service/operator manuals and any enhancements, modifications or substitutions thereof; (ii) trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to other resorts managed by Manager or Manager’s Affiliates; (iii) customer information, customer lists, personal guest profiles, information and data regarding guest preferences from other resorts managed by Manager or Manager’s Affiliates; and (iv) trade names, trademarks and service marks, including those referenced in Section 13.1 above (herein collectively called “Intellectual Property”). Manager may utilize the Intellectual Property in connection with the operation of the Resort to the extent Manager deems appropriate for the purpose of carrying out its agreements and obligations hereunder, but such use shall be strictly on a non-exclusive basis, and neither such use nor anything contained in this Agreement shall confer any proprietary license or other rights in the Intellectual Property upon Owner (other than as set forth in Section 13.1) or any third parties.

ARTICLE 14

ASSIGNMENT

14.1         Manager’s Assignment.  Manager shall be entitled at any time, without the consent of Owner (or if such consent is an inalienable right under any provision of applicable law, then Owner shall grant such consent) to:

(a)           cede, assign and delegate its rights and obligations under this Agreement to any company which controls, is controlled by or is under common control with Manager and which will agree in writing to be bound to the provisions of this Agreement; and/or

(b)           assign its right, conditionally or otherwise, to receive payments hereunder.

14.2         Owner’s Consent Rights.  Except as set forth in Section 14.1 above, Manager shall not cede, assign or delegate its rights or obligations under this Agreement without the prior written consent of Owner, which consent shall not unreasonably be withheld.

14.3         Owner’s Assignment.  Owner shall not cede, assign or delegate its rights or obligations under this Agreement without the prior written consent of Manager, which consent shall not unreasonably be withheld.

14.4         Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and ensure to the benefit of the third parties to which either Manager or Owner may validly cede, assign and delegate their respective rights and obligations in terms of Articles 14.1, 14.2 and 14.3.

ARTICLE 15

CLAIMS AND LIABILITY

15.1         Claims and Liability.  Owner and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless of whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their subsidiaries, affiliates, employees, directors, officers, agents or independent contractors, and regardless of whether the injury to person or damage to property occurs in and about the Resort or elsewhere as a result of the performance of this Agreement. Nevertheless, in the event the insurance proceeds are insufficient or there is no insurance coverage to satisfy the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents and independent contractors harmless to the extent of the liability or excess liability, as the case may be, unless such liability or excess liability arises by reason of any act or omission of Manager or any of its agents, officers, employees or representatives, which act or omission is grossly negligent, willful misconduct or outside the scope of Manager’s authority as provided herein.

15.2         No Representation or Warranty.  Except as expressly provided in this Agreement, neither party makes any warranties or guarantees to the other, either express or implied, with respect to the subject matter of this Agreement, and both parties disclaim and waive any implied warranties or warranties imposed by law.

15.3         Insurance Coverage.  Nothing in this Agreement shall entitle either the Owner on the one hand or the Manager on the other hand to make any claim against each other to the extent that it is able to obtain compensation or reimbursement from any of the insurances provided for in Article 8. Except as otherwise provided in this Agreement, to the extent of insurance coverage, Manager and Owner each waives, releases and discharges the other from all claims or demands which each may have or acquire against the other, or against each other’s subsidiaries, affiliates, directors, officers, agents, employees, independent contractors or partners, with respect to any claims for any losses, damages, liabilities or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, development, operation and maintenance of the Resort, regardless of whether any such claim or demand may arise because of the fault of negligence of the other party or its subsidiaries, affiliates, officers, employees, directors, agents or independent contractors.  Each policy of insurance shall contain a specific waiver of subrogation reflecting the above with respect to insured claims.

15.4         Survival.  The parties agree that the waivers and disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Article 15 shall survive the expiry or earlier termination for any reason of this Agreement and shall apply whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, including sole negligence, strict liability, or breach of Manager or Owner.

ARTICLE 16

APPLICABLE LAW; ARBITRATION

16.1         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of England without regard to the conflicts of laws rules thereof.  Each party agrees that any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”) may only be brought subject to the Arbitration provisions of Section 16.2, below, in the courts of England.  Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this section 16.1 shall be conclusive and binding upon it and may be enforced in any other jurisdiction.  Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this section 16.1. Each party waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.  Nothing in this Agreement shall affect the right of any party to the Agreement to serve process in any manner permitted by law.

16.2         Arbitration.  Except as otherwise specified in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of the London Court of International Arbitration (or any similar successor rules thereto) as are in force on the date when a notice of arbitration is received.  The number of arbitrators shall be one unless either party to the arbitration requests otherwise, in which case there shall be three arbitrators, one selected by each party and the third selected by the arbitrators selected by Owner and Manager.  The language to be used in the proceedings shall be English.  The place of arbitration shall be London or such other place as the parties may agree.  The decision of the arbitration board shall be final and binding upon the parties, and such decision shall be enforceable through any courts having jurisdiction and particularly the Dubai courts.  The costs and expenses of arbitration shall be allocated and paid by the parties as determined by the arbitrators.

16.3         Performance During Disputes.  It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager and Owner shall continue their performance of the provisions of this Agreement.  Manager shall be entitled to injunctive relief from a civil court or other competent authority to maintain possession in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement.

ARTICLE 17

TERMINATION

17.1         Owner’s Termination Rights.  Notwithstanding anything to the contrary herein contained, Owner may terminate this Agreement if:

(a)           Manager is placed in bankruptcy or insolvency, voluntarily or otherwise (except for the purpose of amalgamation or reconstruction) or shall have a receiver or judicial manager appointed for all or a substantial portion of Manager’s property; or

(b)           for a period of sixty (60) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances) after written notice has been served on it and without reasonable cause, Manager neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise; or

(c)           if, during the period of the first two (2) complete fiscal years of the Business following the Opening Date, Kerzner International Limited ceases to be the ultimate owner of at least seventy-five percent (75%) of its initial investment in the Owner, whether directly or through a parent company of Owner.

17.2         Manager’s Termination Rights.  Notwithstanding anything to the contrary herein contained, Manager may terminate this Agreement if:

(a)           Owner is placed in bankruptcy or insolvency, voluntarily or otherwise (except for the purpose of amalgamation or reconstruction) or shall have a receiver or judicial manager appointed for all or a substantial portion of Owner’s property;

(b)           for a period of sixty (60) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances) after written notice has been served on it and without reasonable cause, Owner neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise; or

(c)           Manager determines in its discretion that its ability to participate in other gaming jurisdictions is jeopardized as a result of matters relating to Owner, shareholders of Owner or any of their Affiliates, or Owner’s Businesses and arising outside of Manager’s control in respect of this Agreement.

(d)           The rights granted in Articles 17.1 and 17.2 shall be in addition to any and all rights and remedies for breach of contract granted by the laws as designated by Section 16.1.

(e)           In the event Manager terminates this Agreement pursuant to Article 17.2(c), Manager shall give owner thirty (30) days notice and shall cooperate with owner in Owner’s search for a substitute manager and will co-operate in the hand-over of the Business, provided that Owner shall reimburse Manager for all reasonable and proper costs of so doing.

ARTICLE 18

FORCE MAJEURE

18.1         Force Majeure.  If by reason of war, terrorism, explosion, bombing, revolution, riots, civil commotion, strikes, lockout, inability to obtain labour or materials, fire, flood, storm, earthquake, hurricanes, tornado, drought, failure of infrastructure or utility services or the structural integrity of the Project, fundamental access to Resort, environmental impact on the Project, erosion, tidal waves, settlement of dredged areas or other acts or elements, accident, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond its reasonable control of, the Manager is unable to perform in whole or in part its obligations under this Agreement, then the Manager shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform so caused shall not make such party liable to the other.

ARTICLE 19

NOTICES

19.1         Notices.  The parties choose the following addresses for the delivery of all notices and other communications hereunder:

To the Owner:

c/o Istithmar (PJSC)
Emirates Towers, Level 47
Sheikh Zayed Road
P. O. Box 17000
Dubai, UAE

Attn:    Ahmed Butti, Chief Executive Officer

Tel:      971-4-390-2100

Fax:      971-4-390-3818

and:

c/o Kerzner International Palm Island Limited
Coral Towers
Executive Offices
P. O. Box N- 4777
Paradise Island, Bahamas

Attn:    Giselle M. Pyfrom

Tel:      242-363-6019

Fax:      242-363-2767

To the Manager:

Kerzner International Management FZ LLC
Boutique Office No. 14,
Dubai Media City,
Dubai, UAE
Attention: George Markantonis

Tel:      971-4-391-1139

Fax:      971-4-366-4699

With copies to:

Kerzner International Limited
Coral Towers
Executive Offices
P. O. Box N-4777
Paradise Island, Bahamas

Attn:    Giselle M. Pyfrom, General Counsel

Tel:      242-363-6019

Fax:      242-363-2767

provided that any party shall be entitled to change its address to any other address which is not a post office box or poste restante by giving the other party notice to that effect.

19.2         All notices in terms of this Agreement:

(a)           shall be in writing;

(b)           shall either be delivered by hand or sent by fax, courier or by prepaid registered post to the address determined in accordance with the provisions of this Article 19;

(c)           be deemed to have been received on the date of delivery if delivered by hand or sent by fax, courier or on the tenth day after posting if sent by prepaid registered post.

ARTICLE 20

MISCELLANEOUS

20.1         Entire Agreement; Authorization.  This document and the documents referred to herein constitutes the sole record of the agreement between the parties in respect of the management of the Resort.  No party shall be bound by any representation, warranty, promise or the like not recorded herein.  Owner and Manager represent and warrant to each other that their respective legal entities have full power and authority to execute this Agreement and be bound by and perform the terms hereof.

20.2         Interest.  Owner shall be liable for and shall pay interest to Manager on all overdue payments to Manager in terms of this Agreement.  Such interest shall be calculated at LIBOR + 500 bps.  Owner shall furthermore be liable for and shall pay all legal costs, including collection costs and commissions, incurred by Manager in enforcing its rights hereunder.

20.3         No Waivers; Amendments.  No failure or delay by Manager or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition.  No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument, signed by the party against whom the same is sought to be enforced.  No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this

Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

20.4         Funding of Owner Accounts.  Notwithstanding anything to the contrary set out in this Agreement, Manager shall not be obligated to perform its duties and shall be excused from its obligations and responsibilities hereunder to the extent that funds to be provided by Owner are not available to allow Manager to perform such duties pursuant to the provisions of this Agreement.

20.5         Manager’s Right to Request Instructions.  At any time, Manager may, if it reasonably deems it to be necessary or appropriate, request written instructions from Owner within a reasonable period prior to the necessity for taking action with respect to any matter contemplated by this Agreement where the approval of the Owner is required, and may defer action thereon pending receipt of such written instructions.  Owner shall promptly respond to any such request for written instructions.  Actions taken by Manager, its officers, employees and representatives in accordance with the written instructions of Owner, or failures to act by such persons pending the receipt of such written instructions, shall be deemed to be proper conduct within the scope of Manager’s authority under this Agreement.

20.6         Independent Contractors.  Manager shall be an independent contractor with respect to the performance of its duties hereunder.  Neither Manager nor its employees or other agents employed in the performance of such duties shall be deemed to be agents, partners, joint venturers, representatives or employees of Owner, except to the extent of the agency expressly created under this Agreement.

20.7         Conflicts.  Other than as set forth in Article 6.1(f), nothing contained in this Agreement shall be construed so as to restrict or prevent, in any manner, Manager from engaging in any other businesses or investments during the Term, including, without limitation, any similar or competitive operations to those of Owner, anywhere in the world.  Owner acknowledges that Manager and/or its Affiliates operate and/or manage other hotels, casinos and resorts presently and may in the future operate and/or manage additional hotels, casinos and resorts in different areas of the world, and that marketing efforts may cross over into the same markets and with respect to the same potential customer base.

20.8         Severability.  Any provision of this Agreement which may for any reason be held to be unlawful or invalid shall be severable from the remaining provisions of this Agreement, which shall remain in full force and effect.

20.9         Confidentiality.  The parties agree that the matters set forth in this Agreement are strictly confidential.  In addition, the parties agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to the other party or to any Affiliate of such party to which the other party gains or has access by virtue of the relationship between the parties.  Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Resort and/or the Business from an institutional lender, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with legal requirements (including reporting requirements applicable to companies the shares or stock of which are traded on any stock exchange anywhere in the world) whether or not having the force of law, each party shall make every effort to ensure that such information is not disclosed to the press or to any other third Person without the prior consent of the other party.  The obligations set forth in this Section 20.9 shall survive any termination or expiration of this agreement.  The parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.

20.10       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that each of the parties hereto need not sign the same counterpart; provided, however, that this Agreement shall not be effective until each party has signed at least one counterpart.

20.11       No Third Party Beneficiaries.  The parties do not intend to confer upon any Person other than the parties hereto any rights or remedies hereunder or that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any such Person.

20.12       Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

20.13       Agent for Service.

(a)           The Manager irrevocably appoints Christopher Pearson of Norton Rose, Kempson House, P. O. Box 570, Camomile Street, London, EC3A 7AN, United Kingdom to be its agent for the receipt of any claim form, application notice, order or judgment or other document relating to any Proceedings (each a “Service Document”) and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.  If the agent at any time ceases for any reason to act as such, the Manager shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.  Failing such appointment and notification, the Owner shall be entitled by notice to the manager to appoint a replacement agent to act on behalf of the Manager.  The provisions of this Section 16(a) applying to service on an agent apply equally to service on a replacement agent.  A copy of any Service Document served on an agent shall be sent by post to the Manager.  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

(b)           The Owner irrevocably appoints Simon Roderickof Allen & Overy LLP, One New Change, London, EC4M 9QQ, United Kingdom to be its agent for the receipt of any Service Document and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.  If the agent at any time ceases for any reason to act as such, the Owner shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.  Failing such appointment and notification, the Manager shall be entitled by notice to the Owner to appoint a replacement agent to act on behalf of the Owner.  The provisions of this Section 16(b) applying to service on an agent apply equally to service on a replacement agent.  A copy of any Service Document served on an agent shall be sent by post to the Owner.  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

[SIGNATURE PAGE TO FOLLOW]

Exhibit A – Resort Site

Lots 18 to 27 on the Crescent of the Palm – Jumeirah, Dubai, UAE

Made in two originals this 5th day of May, 2004.

SIGNED for and on behalf of KERZNER NAKHEEL LIMITED:

By:	/s/ Sultan Ahmed Bin Sulayem	/s/ Howard B. Kerzner
	Name: Sultan Ahmed Bin Sulayem	Name: Howard B. Kerzner
	Title: Director	Title: Director

/s/ Sahia Ahmad		/s/ Giselle Pyfrom
	Witness:	Witness:

SIGNED for and on behalf of KERZNER INTERNATIONAL MANAGEMENT FZ-LLC:

By:	/s/ Richard Lindsay	/s/ Sahia Ahmad
	Name: Richard Lindsay	Witness:
Title: Authorized Signatory